Exhibit 19.1

Petco Health and Wellness Company, Inc.

Insider Trading Policy

1. Introduction

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such Material Nonpublic Information (as further explained in Section 2 below) from disclosing it to others who trade.

In light of these prohibitions, Petco Health and Wellness Company, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, and employees. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information (together with directors, officers and employees, “Company Personnel”). This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household (other than household employees), and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). This Policy also applies to corporations or other business entities controlled or managed by you or your Family Members, and trusts for which you are the trustee or have a beneficial or pecuniary interest (collectively referred to as “Controlled Entities” and, together with Company Personnel and Family Members, “Insiders”).

The Securities and Exchange Commission (the “SEC”) and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. As such, you are responsible for the transactions of your Family Members and Controlled Entities and, therefore, should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members which do not require the making of a filing pursuant to Section 16(a) of the 1934 Act.

Any person who violates the federal insider trading laws may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to several million dollars. Such person also may have to serve a jail sentence of up to 20 years. In addition, the Company could be subject to a civil fine of up to the greater of a specified dollar amount ($1.425 million (subject to adjustment for inflation) as of 2020), and three times the profit gained or loss avoided as a result of insider trading violations, as well as a criminal fine of up to several million dollars (as of 2020, $25 million).

The SEC, the Nasdaq Global Select Market LLC (“Nasdaq”) and state regulators (as well as the N.Y. Attorney General and the Department of Justice) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by Family Members and friends, and trading involving only a small number of shares. Therefore, it is important that anyone subject to this Policy understands the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s Policy in the area of insider trading and should be read carefully and complied with fully.

If you have any questions, please contact the Legal Department.

2. Definitions

(a) What is “Material Nonpublic Information”?

(i) Material Information

Information is considered “material” if there is a reasonable likelihood that a reasonable investor would consider that information important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Depending on the circumstances, common examples of information that may be material include:

● earnings, revenue, or similar financial information;

● unexpected financial results;

● unpublished financial reports or projections;

● changes in control;

● changes in directors, executive management or auditors;

● information about current, proposed, or contemplated significant transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;

● changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;

● material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;

● information about major contracts;

● gain or loss of a significant customer or supplier;

● major new products or designs or significant advances in product development or price changes on major products;

● the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations or any major shut-down;

● the establishment of a repurchase program for Company securities;

● labor negotiations;

● product recalls;

● major environmental incidents;

● significant actual or potential cybersecurity incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;

● extraordinary borrowing, bankruptcy or other liquidity concerns or developments; and

● the institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

Federal, state and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of any Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the specific Material Nonpublic Information that she or he was aware of at the time of such trade. If you have questions regarding specific transactions, please contact the Legal Department.

(ii) Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

● it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filing with the SEC, or a widely disseminated statement from a senior officer); and

● enough time has elapsed to permit the securities market to absorb and evaluate the information. Insiders should generally consider information to be nonpublic until at least one full trading day has elapsed following public disclosure.

The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

(b) Trading / Transactions

For purposes of this Policy, references to “trading” and “transactions” in Company securities (including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants, debt securities, etc., as well as derivative securities that are not issued by the Company) include, among other things:

● purchases and sales of Company securities in public markets;

● sales of Company securities obtained through the exercise of employee stock options granted by the Company;

● making gifts of Company securities (including charitable donations);

● using Company securities to secure a loan; or

● broker-assisted cashless exercises (as defined below).

Conversely, references to “trading” and “transactions” do not include:

● the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below), except the exercise is still subject to pre-clearance procedures described below;

● the vesting of Company stock options or the delivery of shares upon vesting/settlement of restricted stock and/or restricted stock units;

● the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock and/or restricted stock units;

● transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control) or pursuant to a court-ordered domestic relations order, except such transfer is still subject to pre-clearance procedures described below;

● sales of the Company’s securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws;

● any other purchase of Company Securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.

Therefore, Insiders may freely exercise their stock options, engage in “net exercises” and have the Company withhold shares to satisfy tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.

This Policy also does not apply to an Insider’s purchases of Company stock in the Employee Stock Purchase Plan (“ESPP”) resulting from such Insider’s periodic contribution of money to the ESPP pursuant to a payroll deduction election made when the Insider is not aware of Material Nonpublic Information and, if applicable, while the Window Period (as defined below) is open. However, this Policy will apply to any: (1) election to participate in the ESPP for an enrollment period; (2) increase or decrease in the Insider’s amount of periodic contributions to the ESPP; and (3) sales of Company stock purchased in the ESPP. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.

In addition, transactions pursuant to a trading plan that complies with Rule 10b5-1 (as defined below) and this Policy are subject to certain exceptions and requirements set forth below.

3. Policies and Procedures

(a) Trading Policy

The following procedures apply to all Insiders:

(i) Insider may not trade in the stock or other securities of any company when an Insider is aware of Material Nonpublic Information about that company. This Policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, distributors, vendors, or suppliers, or firms with which the Company may be negotiating a major transaction when Material Nonpublic Information about such other company is obtained as a result of the Insider’s employment or relationship with the Company.

(ii) Insider may not convey Material Nonpublic Information about the Company or another company to others, or suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company as a result of the Insider’s employment or relationship with the Company. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply if Insider engages in insider trading directly, even if Insider does not receive any money or derive any benefit from trades made by persons to whom Insider passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction, when Insider obtains Material Nonpublic Information about such other company as a result of Insider’s employment or relationship with the Company. Persons with whom an Insider has a history, pattern or practice of sharing confidences—such as Family Members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

(iii) From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including obtaining appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

As mentioned above, transactions pursuant to a trading plan that complies with Rule 10b5-1 (as defined below) and this Policy are subject to certain exceptions and requirements set forth below.

(b) Policy Regarding Speculative Transactions, Hedging, Pledging and Trading on Margin

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It therefore is the Company’s policy that all Insiders may not engage in any of the following transactions, unless otherwise indicated below:

(i) Speculative Transactions

It is against Company policy for Insiders to engage in speculative transactions in Company securities. As such, it is against Company policy for Insiders to trade in puts or calls in Company securities, or sell Company securities short. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

(ii) Hedging Transactions

Insiders are prohibited from hedging the Company’s securities (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities that you hold directly or indirectly.

(iii) Pledging and Trading on Margin

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

(iv) Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and, to the extent applicable, should otherwise comply with the restrictions and procedures outlined below under the heading “When and How to Trade Company Securities.”

(c) Unauthorized Disclosure

All Insiders must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information Insiders learn about the Company or its business plans is potentially nonpublic information until the Company publicly discloses it. Insiders should treat this information as confidential and proprietary to the Company. Insiders may not disclose it to others, such as Family Members, other relatives, or business or social acquaintances. As mentioned above, this Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.

Because legal rules govern the timing and nature of our disclosure of material information to outsiders or the public, violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. If you receive inquiries of this nature, refer them to the Company’s Investor Relations Department.

(d) When and How to Trade Company Securities

(i) Overview

Directors, executive officers and certain other employees and/or individuals who are so designated (and notified) from time to time by the Legal Department as well as respective Family Members and Controlled Entities of such persons (all such persons and entities, “Restricted Persons”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

The reporting of transactions under Section 16(a) requires a tight interface with brokers handling transactions for our executives and directors. A knowledgeable, alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, absent approval from the Legal Department under limited circumstances, the Company requires all of its Restricted Persons to hold all Company securities via either the Fidelity or Bank of America equity administration system and to use such system to effect any transaction in Company securities (subject to the terms of this Policy).

Other individuals who are subject to this Policy but who are not otherwise Restricted Persons are encouraged to hold all Company securities via either the Fidelity or Bank of America equity administration system and to use such system to effect transactions in Company securities (subject to the terms of this Policy).

(ii) Window Periods

Restricted Persons may only trade in Company securities from the date that is one full trading day after the Company’s earnings release to the end of business on the date that is three weeks prior to the end of each quarter (such period, the “Window Period”). If the Window Period closes on a non-trading day (i.e., a Saturday, Sunday or Nasdaq holiday), the Window Period will close on the completion of the next full trading day. For example, if the Company discloses Material Nonpublic Information before the market opens on Monday, you may not trade until Tuesday (one full trading day after the Company’s release), so long as you do not have any additional Material Nonpublic Information after such release (and subject to pre-clearance requirements described below, if applicable to you). If, however, the Company discloses Material Nonpublic Information after the market opens on Monday, you may not trade until Wednesday (one full trading day after the Company’s release), so long as you do not have any additional Material Nonpublic Information after such release (and subject to pre-clearance requirements described below, if applicable to you).

Even if the Window Period is open, Restricted Persons may not trade in Company securities if they are aware of Material Nonpublic Information about the Company. In addition, Restricted Persons must preclear all transactions in Company securities as discussed in the following Section, even if the Restricted Person initiates them when the Window Period is open.

From time to time the Company may close the Window Period for all or some Restricted Persons due to certain event-specific developments involving Material Nonpublic Information. In such circumstances, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that the Window Period has been closed.

Under certain very limited circumstances, a Restricted Person may be permitted to trade outside an open Window Period, but only if the Chief Legal Officer (or, if the request comes from the Chief Legal Officer, the Chief Financial Officer) concludes that the Restricted Person does not in fact possess Material Nonpublic Information. Restricted Persons wishing to trade outside of a Window Period must contact the Chief Legal Officer (or, in the case of the Chief Legal Officer, the Chief Financial Officer) for approval at least two (2) business days in advance of any proposed transaction involving Company securities. These restrictions do not apply to a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

(iii) Preclearance

The Company requires each Restricted Person to contact the Legal Department in advance of effecting any purchase, sale or other trading of Company securities (including any transfer of stock and exercise of an option as set forth above) and obtain prior approval of the transaction from the Legal Department. All requests must be submitted to the Legal Department at least two (2) business days in advance of the proposed transaction. The Legal Department will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a transaction during a Window Period.

If a transaction is approved under the preclearance policy, the transaction must be executed within five (5) business days after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the preclearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction.

In addition, when a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Legal Department. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 as appropriate. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Any transaction under a Rule 10b5-1 Trading Plan (defined and discussed below) will not require preclearance at the time of the transaction, but entry into, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

(iv) Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions.

In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 under the 1934 Act (a “Rule 10b5-1 Trading Plan”). If the plan meets the requirements of Rule 10b5-1 under the 1934 Act, transactions in Company securities may occur even when the person who has entered into the plan is aware of Material Nonpublic Information.

It is important that you properly document the details of a Rule 10b5-1 Trading Plan. In addition to complying with the requirements of Rule 10b5-1 under the 1934 Act, under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.” Because compliance with Rule 10b5-1 is complex, the Company recommends that you work with a broker at Fidelity or Bank of America and be sure you fully understand the limitations and conditions of Rule 10b5-1 before you establish a Rule 10b5-1 Trading Plan.

For the avoidance of doubt, transactions pursuant to Rule 10b5-1 Trading Plans that are effected in accordance with this Policy may occur notwithstanding the other prohibitions included herein.

(e) Certification

All directors, officers, and employees will be required to certify their understanding of and intent to comply with this Policy periodically.

(f) Noncompliance

Anyone who fails to comply with this Policy or who refuses to certify that he or she has complied with it will be subject to appropriate disciplinary action, up to and including termination of employment.

(g) Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company for any reason until the later of (i) the date that is thirty (30) days following such termination date or (ii) such time that any Material Nonpublic Information that you are aware of as of such termination date has been publicly disclosed or is no longer material.

4. Additional Securities Law Matters

(a) Section 16

Directors, officers and greater than 10% beneficial owners of the Company’s common stock (each, a “Section 16 Insider”) will also be required to comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the 1934 Act. The practical effect of these provisions is that (1) Section 16 Insiders will be required to report transactions in Company securities (usually within two business days of the date of the transaction) and (2) Section 16 Insiders who purchase and sell Company securities within a six-month period will be required to disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. The Company will provide separate materials to officers and directors regarding compliance with Section 16 and its related rules (see Memorandum re: Section 16 Reporting Requirements, Deadlines and Liabilities).

(b) Rule 144

If you are a director or executive officer, you may be deemed to be an “affiliate” of the Company. Consequently, shares of Company common stock held by you may be considered to be “restricted securities” or “control securities”, the sale of which are subject to compliance with Rule 144 under the Securities Act of 1933, as amended (or any other applicable exemption under the federal securities laws). If this is the case, note that Rule 144 places limits on the number of shares you may be able to sell and provides that certain procedures must be followed before you can sell shares of Company common stock. Contact the Legal Department for more information on Rule 144.

Adopted March 27, 2023

ACKNOWLEDGEMENT AND CERTIFICATION

I certify that:

1. I have read and understand the Company’s Insider Trading Policy (the “Policy”).

2. I understand that the Legal Department is available to answer any questions that I have regarding the Policy.

3. Since the date the Policy became effective, or such shorter period of time that I have been with the Company, I have complied with the Policy.

4. I will continue to comply with the Policy for as long as I am subject to the Policy.

______________________ Date:_______________________

Signature

_____________________
Name (Please Print)

Appendix A

Guidelines for Rule 10b5-1 Trading Plans

Rule 10b5-1 under the 1934 Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Insiders must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in the rule. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Legal Department will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Legal Department regarding any Rule 10b5-1 Trading Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any director or executive officer of the Company, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal Department at least two (2) business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that Insiders use a standardized form of Rule 10b5-1 Trading Plan.
2.
Time of Adoption. Subject to preclearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time when:
•
The Insider is not aware of any Material Nonpublic Information; and
•
The Window Period is open (to the extent the Insider is subject to the Window Periods under the Policy).
3.
Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed, and either:
•
specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•
provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•
delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.

For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

4.
No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.
Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.
Certifications for Section 16 Persons. Directors, executive officers and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (i) not aware of any Material Nonpublic Information about the Company or the Company securities; and (ii) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the 1934 Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•
For directors and executive officers of the Company (as well as their Family Members and Controlled Entities), the later of (i) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (ii) ninety (90) calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed one hundred and twenty (120) days.
•
For other Insiders, thirty (30) days after adoption of the Rule 10b5-1 Trading Plan.
8.
No Overlapping Rule 10b5-1 Trading Plans. An Insider may not enter into overlapping Rule 10b5-1 Trading Plans. Notwithstanding the foregoing, two separate Rule 10b5-1 Trading Plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating the earlier-commencing plan after entering into a later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 10 of these guidelines. Please contact Legal Department with any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.
Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If an Insider is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the Legal Department in advance to confirm that any such change does not constitute an effective termination of the plan.

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As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal Department in accordance with preclearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

In addition, the termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal Department in accordance with preclearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the Legal Department will not approve the termination of a Rule 10b5-1 Trading Plan unless:

•
The Insider is not aware of any Material Nonpublic Information; and
•
The Window Period is open to the extent the Insider is subject to the Window Periods under the Policy.

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